Exhibit 15.1



The Board of Directors and Stockholders
Maverick Tube Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Maverick Tube Corporation for the registration of $120,000,000 aggregate principal amount of its 4.00% Convertible Senior Subordinated Notes due 2033 (the "Notes") and shares of its common stock issuable upon conversion of the Notes of our report dated May 5, 2003 relating to the unaudited condensed consolidated interim financial statements of Maverick Tube Corporation that is included in its Form 10-Q for the quarter ended March 31, 2003.




                                        /s/ Ernst & Young LLP


St. Louis, Missouri
July 9, 2003